Exhibit 99.1

Heritage Insurance Holdings Reports Financial Results for Fourth Quarter and Full Year 2015;

Declares Quarterly Dividend of $0.05 Per Share

Clearwater, FL: Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for the quarter and year ended December 31, 2015.

Highlights

•	34% increase in gross premiums earned for Q4 2015 as compared with Q4 2014

•	23% increase in policy count in Q4 2015 as compared with Q4 2014

•	253% increase in voluntary commercial residential premium to $20.4 million in Q4 2015 as compared with Q4 2014

•	Declared company’s first quarterly dividend of $0.05 per share in Q4 2015

•	For the year 2015, gross premiums written increased 34% and net premiums earned increased 68% from 2014

•	2015 net income was $92.5 million, a 96% increase as compared with 2014

•	Combined ratio on a gross basis was 74.9% in 2015 as compared with 79.4% in 2014

•	Stockholder’s equity was $357 million at December 31, 2015, an increase of 40% from December 31, 2014

Bruce Lucas, the Company’s Chairman and CEO, said, “2015 was a record year for Heritage. We grew net income 96% and delivered a return on average equity of 30.2%. Results for the year were driven by our continued market share expansion in the state of Florida. As we progress into 2016, we expect to capitalize on opportunities to serve customers in new key states. Heritage is now licensed to write new business in North and South Carolina, we have been approved in Alabama and Mississippi, and we have applications pending in Massachusetts and Georgia. The Form A acquisition filing with the State of Hawaii Insurance Division has been approved, and we expect to close the previously announced Zephyr Insurance Company transaction during the first quarter of 2016. We remain focused on executing our expansion plans while delivering solid returns to our investors.”

Declaration of Quarterly Dividend

The Company also announced today the Board of Directors has declared a first quarter dividend of $0.05 per share to stockholders of record as of March 15, 2016. The dividend is payable on April 5, 2016. The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors including the Company’s financial condition and results of operations.

Results of Operations

The following table summarizes our results of operations for the three months and years ended December 31, 2015 and 2014, respectively (in thousands, except percentages and per share amounts):

	Three Months Ended December 31,				Year Ended December 31,
	2015	2014	Change		2015	2014	Change
Revenue
Gross premiums written	$167,540	$181,464	(8)%		$586,098	$436,407	34%
Gross premiums earned	$143,404	$106,654	34%		$524,740	$311,514	68%
Ceded premiums	$(45,832)	$(25,102)	83%		$(148,472)	$(87,902)	69%
Net premiums earned	$97,572	$81,552	20%		$376,268	$223,612	68%
Total operating revenue	$101,332	$85,386	19%		$394,792	$233,820	69%
Income before taxes	$33,293	$31,211	7%		$150,290	$74,252	102%
Net income	$20,243	$19,676	3%		$92,512	$47,097	96%
Per Share Data:
Book value per share	$11.71	$8.56	37%		$11.71	$8.56	37%
Earnings per diluted share	$0.66	$0.66	—		$3.05	$1.82	67%
Return on average equity	23.5%	32.4%	(8.9	)pts	30.2%	26.5%	3.7	pts

	Three Months Ended December 31,				Year Ended December 31,
	2015	2014	Change		2015	2014	Change
Ratios to Gross Premiums Earned:
Ceded premium ratio	32.0%	23.5%	8.5	pts	28.3%	28.2%	0.1	pts
Loss ratio	27.2%	25.7%	1.5	pts	26.9%	28.7%	(1.8	)pts
Expense ratio	20.3%	25.1%	(4.8)	pts	19.7%	22.5%	(2.8	)pts
Combined ratio	79.5%	74.3%	5.2	pts	74.9%	79.4%	(4.5	)pts
Ratios to Net Premiums Earned:
Loss ratio	39.9%	33.6%	6.3	pts	37.5%	40.1%	(2.6	)pts
Expense ratio	29.8%	32.8%	(3.0)	pts	27.5%	31.3%	(3.8	)pts
Combined ratio	69.7%	66.4%	3.3	pts	65.0%	71.4%	(6.4	)pts

Quarterly Financial Results

Net income for the quarter ended December 31, 2015 was $20.2 million compared to $19.7 million for the quarter ended December 31, 2014.

Gross premiums written were $167.5 million for the fourth quarter of 2015 compared to $181.5 million for the fourth quarter of 2014. The decrease in gross premiums written is a result of a decrease in the amount of business taken from Citizens during the fourth quarter of 2015 compared to the fourth quarter of 2014, as assumed premiums written were $32.1 million in the fourth quarter of 2015 compared to $102.8 million in the fourth quarter of 2014. We book the unearned premium that is transferred to us from Citizens at the time of the assumption as assumed written premium. The assumed premiums written of $32.1 million in the fourth quarter of 2015 represented approximately $50 million of annualized premium, as compared to approximately $169 million of annualized premium from the $102.8 million of assumed premium written during the fourth quarter of 2014. Partially offsetting the reduction in assumed premiums written was an increase in direct premiums written, which were $135.4 million in the fourth quarter of 2015 compared to $78.7 million in the fourth quarter of 2014, a year over year improvement of 72%

In the fourth quarter of 2015, commerical residential annualized premium from Citizens assumptions was $7.5 million versus approximately $85 million in the fourth quarter of 2014. This decrease was consistent with our previous expectations that there would not be a significant number of commercial residential policies left in Citizens that would be attractive to us after our large assumption during the fourth quarter of 2014. Regarding personal residential, for the full year 2015, we assumed approximately 68,200 policies from Citizens representing $139 million of annualized premium from 10 assumption transactions throughout the year. In 2014, we assumed approximately 57,600 policies representing $120 million of annualized premium from 7 assumption transactions throughout the year. However, in 2014, approximately 71% of the policies were assumed in the fourth quarter, while the assumption transactions were spread out more evenly throughout 2015, with only 32% assumed during the fourth quarter.

Gross premiums earned were $143.4 million for the fourth quarter of 2015 compared to $106.7 million for the fourth quarter of 2014. Total in force premiums at December 31, 2015 were $591.5 million compared to $494.6 million at December 31, 2014. Personal lines policy count at December 31, 2015 was approximately 253,700 policies, representing $478.0 million of in force premiums. The policy count for commercial residential was approximately 3,400 policies, representing $113.5 million of in force premiums.

Ceded premiums as a percentage of gross premiums earned were 32.0% for the fourth quarter of 2015 compared to 23.5% for the fourth quarter of 2014. This increase is primarily due to the inclusion of commercial residential in our 2015 reinsurance program which has a higher reinsurance cost associated with it than personal residential, and the growth in gross premiums earned in the fourth quarter of 2014 from the large fourth quarter Citizens assumptions discussed above for which there was no corresponding increase in ceded premiums. An increase in ceded premiums did not occur until June 1, 2015, when our reinsurance contracts renewed. Because our Citizens assumptions in 2015 were more evenly spread throughout the year, we did not achieve the same significant reduction in the ceded premium ratio in the fourth quarter of 2015 compared to the fourth quarter of 2014.

The loss ratio on a gross basis increased to 27.2% in the fourth quarter of 2015 from 25.7% in the fourth quarter of 2014, primarily as a result of increased frequency of personal residential claims. The reported loss ratio, which excludes the impact of changes in IBNR, was 22.8% for the fourth quarter of 2015 compared to 19.8% for the fourth quarter of 2014.

The Company’s expense ratio on a gross basis was 20.3% for the fourth quarter of 2015 compared to 25.1% for the fourth quarter of 2014. Stock-based compensation accounted for 0.5 points of the expense ratio in the fourth quarter of 2015 compared to 3.0 points in the fourth quarter of 2014. In addition, the amortization of the Sunshine State Insurance Company policy acquisition cost increased the gross expense ratio by approximately 2.8 points during the fourth quarter of 2014, while having no impact in the fourth quarter of 2015.

Overall, Heritage’s combined ratio on a gross basis was 79.5% for the fourth quarter of 2015 compared to 74.3% for the fourth quarter of 2014.

Full Year Financial Results

Net income for the year ended December 31, 2015 was $92.5 million compared to $47.1 million for the prior year, a 96.4% increase. Gross premiums written were $586.1 million in 2015 compared to $436.4 million in 2014, a 34.3% increase. Gross premiums earned were $524.7 million in 2015 compared to $311.5 million in 2014, a 68.4% increase. The combined ratio on a gross basis was 74.9% compared to 81.5% for the prior year, primarily as a result of improved ceded premium and expense ratios.

Book Value Analysis

Book value per share increased 36.8% to $11.71 at December 31, 2015 compared to the prior year. In May 2014, the Company completed its initial public offering, a concurrent private placement and the issuance of common stock associated with the exercise of warrants. The net proceeds from these activities totaled approximately $101.1 million in exchange for 13,431,610 shares of common stock issued.

	As of
Book Value Per Share	December 31, 2015	December 31, 2014	December 31, 2013 [1]
Numerator:
Common stockholders’ equity (in 000s)	$356,553	$255,089	$100,905

Denominator:
Total Shares Outstanding	30,441,410	29,794,960	14,007,150

Book Value Per Common Share	$11.71	$8.56	$7.20

(1)	Includes redeemable shares of $20,921

Conference Call Details:

Thursday, March 3, 2016 – 10:00 a.m. ET
Participant Dial-in Numbers Toll Free:	1-888-346-3095
Participant International Dial In:	1-412-902-4258
Canada Toll Free:	1-855-669-9657

Webcast:

To listen to the live webcast, please go to the investor section of the company’s website. This webcast will be archived and available for replay.

HERITAGE INSURANCE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data and per share)

	December 31,
	2015	2014
ASSETS
Fixed maturity securities, available for sale, at fair value (amortized cost of $370,967 and $290,951 in 2015 and 2014, respectively)	$371,783	$293,085
Equity securities, available for sale, at fair value (cost of $32,439 and $30,555 in 2015 and 2014, respectively)	28,313	31,225
Mortgage loan, held to maturity, at amortized cost	—	6,849

Total investments	400,096	331,159
Cash and cash equivalents	236,277	160,481
Restricted cash	13,085	4,339
Accrued investment income	3,409	2,617
Premiums receivable, net	30,565	20,028
Prepaid reinsurance premiums	78,517	43,148
Deferred income taxes	7,964	6,622
Deferred policy acquisition costs, net	34,800	24,370
Property and equipment, net	17,111	17,087
Other assets	15,574	5,180

Total Assets	$837,398	$615,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$83,722	$51,469
Unearned premiums	302,493	241,136
Reinsurance payable	60,210	17,113
Income taxes payable	2,092	12,808
Advance premiums	12,138	5,143
Accrued compensation	2,305	442
Other liabilities	17,885	31,831

Total Liabilities	$480,845	$359,942

Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 30,441,410 and 29,794,960 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	3	3
Additional paid-in capital	202,628	188,342
Accumulated other comprehensive (loss) income	(2,033)	1,723
Retained earnings	155,955	65,021

Total Stockholders’ Equity	356,553	255,089

Total Liabilities and Stockholders’ Equity	$837,398	$615,031

HERITAGE INSURANCE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except share data and per share)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
REVENUE:
Gross premiums written	$167,540	$181,464	$586,098	$436,407
Increase in gross unearned premiums	(24,136)	(74,810)	(61,358)	(124,893)

Gross premiums earned	143,404	106,654	524,740	311,514
Ceded premiums	(45,832)	(25,102)	(148,472)	(87,902)

Net premiums earned	97,572	81,552	376,268	223,612
Net investment income	1,725	1,386	7,421	3,849
Net realized gains (loss)	(319)	241	1,508	304
Other revenue	2,354	2,207	9,595	6,055

Total revenue	101,332	85,386	394,792	233,820
EXPENSES:
Losses and loss adjustment expenses	38,952	27,414	141,191	89,560
Policy acquisition costs	16,328	13,185	57,186	36,510
General and administrative expenses	12,759	13,576	46,125	33,498

Total expenses	68,039	54,175	244,502	159,568

Income before income taxes	33,293	31,211	150,290	74,252
Provision for income taxes	13,050	11,535	57,778	27,155

Net income	$20,243	$19,676	$92,512	$47,097

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(5,202)	(385)	(4,606)	4,395
Reclassification adjustment for net realized investment losses	319	(241)	(1,508)	(304)
Income tax (expense) benefit related to items of other comprehensive income	1,881	243	2,358	(1,578)

Total comprehensive income	$17,242	$19,293	$88,757	$49,610

Weighted average shares outstanding
Basic	30,364,573	29,794,980	30,056,491	24,568,876

Diluted	30,503,040	29,915,744	30,326,468	25,816,590

Earnings per share
Basic	$0.67	$0.66	$3.08	$1.92
Diluted	$0.66	$0.66	$3.05	$1.82

About Heritage

Heritage Insurance Holdings, Inc. (NYSE: HRTG) is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiary, Heritage Property & Casualty Insurance Company, writes over $590 million of personal and commercial residential premium through a large network of experienced agents. Heritage is led by a seasoned senior management team with an average of 31 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Annual Report on Form 10-K for the year ended December 31, 2015 which we expect to be filed with the Securities and Exchange Commission on March 8, 2016. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings, Inc.

Investor Contact:

Stephen Rohde, CFO

727-362-7204

srohde@heritagepci.com

or

Melanie Skijus, Investor Relations Director

727-362-7262

mskijus@heritagepci.com